UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		September 3, 2008

MUTUALFIRST FINANCIAL, INC.
(Exact name of registrant as specified in its chapter)

Maryland	000-27905	35-2085640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 E. Charles Street, Muncie, Indiana		47305-2419
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(765) 747-2800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments

On September 3, 2008, the Registrant, and its wholly owned subsidiary MutualBank (the “Bank”), is reporting that earnings for the third quarter will be negatively impacted due to the loss incurred on the sale of the Bank’s investment in the AMF Ultra Short Mortgage Fund and the AMF Ultra Short Fund (the “Funds”).

The Company recorded a loss in the third quarter of $2.6 million related to the sale of its $14.8 million investment in the Funds. During the third quarter, the net asset value of the Funds declined significantly due to the lack of liquidity in the mortgage backed securities market in addition to the downgrade of certain securities in the Funds’ portfolio by various rating agencies. The sale was implemented by the Bank redeeming its shares in the Funds for cash and underlying securities in the third quarter. The result of the transaction discussed above will be a decrease to earnings in the third quarter of $1.6 million after tax or $.26 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MUTUALFIRST FINANCIAL, INC.

Date: September 3, 2008	By:	/s/ David W. Heeter
David W. Heeter
President and Chief Executive Officer